NEWS Tyrone Michael (T.J.) Jordan Named to Cooper Tire Board of Directors FINDLAY, Ohio, January 11, 2021 – The Board of Directors of Cooper Tire & Rubber Company (NYSE: CTB) has named Tyrone Michael (T.J.) Jordan a director of the company effective January 10. Jordan is the former President and Chief Operating Officer of DURA Automotive Systems, a leading tier one automotive supplier of electric/hybrid systems, advanced driver-assistance systems, mechatronics, lightweight structural systems, and luxury trim systems for premier automotive brands. In this role he was responsible for strategic growth and operational initiatives across the global enterprise. Under his leadership, DURA instituted new electric vehicle/hybrid smart technologies and an operational excellence transformation strategy to ensure the efficiency and flexibility needed to thrive during the next technological period of mobility evolution. Jordan joined DURA in 2015 following a career of more than three decades, which included leadership roles with General Motors and United Technologies Corporation. During his 25-year tenure with General Motors, which included living internationally in Brazil, China and Mexico, he held positions of increasing responsibility in operations, purchasing, technology, business development, strategy, mergers and acquisitions, and engineering. His most recent role there was Executive Vice President, Global Operations and Customer Experience. Jordan also served for five years with United Technologies Corporation in leadership roles that included Senior Vice President, Global Operations and Supply Chain. He received his Executive Aerospace & Defense Master of Business Administration (ADMBA) in Operations, Strategy & Finance from the University of Tennessee, a degree in Pre-law from Eastern Michigan University and a degree in Industrial Engineering Technology from Purdue University. Jordan also currently serves on the Boards of Directors of TPI Composites, Inc., Oshkosh Corporation, Trinity Industries, Inc., and on the Dean’s Advisory Board of the College of Business of Eastern Michigan University. Cooper Board Chairman John J. Holland said, “T.J. is an accomplished and forward-thinking senior executive with significant experience in the automotive industry. We look forward to leveraging his automotive industry and operations leadership experience as Cooper continues to execute its strategic priorities and works to meet consumer demand for high-quality Cooper tires. We welcome T.J. to the board and look forward to his valuable counsel and insights.” ### About Cooper Tire & Rubber Company Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire. Media Contact: Anne Roman 419-429-7189 alroman@coopertire.com Investor Contact: Jerry Bialek 419-424-4165 investorrelations@coopertire.com